EXHIBIT 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-47690) and the Registration Statement on Form S-3 (No. 333-63402) of Trenwick Group Ltd., of our report dated February 27, 2002 relating to the consolidated financial statements of Trenwick Group Ltd., which appears in the 2001 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2002 relating to the financial statement schedules, which appears in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

New York, New York
March 18, 2002